 N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces Large Repurchase of Common Stock

GLEN BURNIE, MD (March 18, 2009) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported that it has repurchased all 274,179 shares of its common stock held by Eugene P. Nepa in a privately negotiated transaction.

Pursuant to today’s agreement, the Company has purchased all of Mr. Nepa’s share holdings, or approximately 9.24% of the Company’s total outstanding common stock, for $9.30 per share, or a total of $2,549,864.70.  The price per share was determined in negotiations and is $0.10 per share less than book value (based on the total stockholders’ equity as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).  The purchase will be funded through available cash.  The Company expects that this transaction will be accretive to earnings per share for the current fiscal year.

Michael G. Livingston, President and Chief Executive Officer of the Company, said, “Since our announced stock buyback program we have repurchased 55,300 shares.  We are now pleased that a large block of shares became available from one stockholder for repurchase.  We are able to purchase this number of shares in a single transaction at an attractive price.  This is an excellent investment for the Bank and demonstrates our commitment to enhancing value for our remaining stockholders.  The Bank is well capitalized, and as previously announced, the Bank had elected not to take any TARP funds and TARP funds were not needed to execute this transaction.”

The Company’s Board of Directors has authorized the repurchase of Mr. Nepa’s shares in addition to the Company’s ongoing repurchase program.  Accordingly, the Company is still authorized to purchase up to $953,493 of the Company’s common stock in the open market (including through block trades) or in private transactions, at times and in amounts which management deems appropriate.  The stock repurchase program can be terminated, extended or limited at any time.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $330 million.  Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County.  www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.